EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Magnolia Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common stock, $0.01 par value per share	Rule 457(a)	958,813	$10.00	$9,588,130	0.0001476	$1,416
Fees Previously Paid
	Total Offering Amounts							$1,416
	Total Fees Previously Paid							$1,416
	Total Fee Offsets							-
	Net Fee Due							$0